Exhibit 4.44

Signed by

Kaixin Auto Group

and

Stanley Star Group Inc.

Equity transfer agreement of

Renren Finance,Inc.

August 5, 2022

Equity Transfer Agreement of Renren Finance, Inc.

The equity transfer agreement of Renren Finance, Inc. (“the Agreement”) is signed by the following parties on August 5, 2022 in the in the City of Beijing, People’s Republic of China (for the purpose of the Agreement, excluding: The Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region, hereinafter referred to as “China”) .

1. Kaixin Auto Group (the “Transferor”), a company incorporated and valiantly existing under the laws of Cayman, registration number 252985.

2. Stanley Star Group (the “Transferee”) is a company incorporated and valiantly existing under the laws of the British Virgin Islands, registration number 2101685.

The Transferor and the Transferee are hereinafter collectively referred to as “both Parties” and individually as a “Party”.

Whereas:

1) Renren Finance, Inc. (“the Company”) is a limited liability company incorporated and valiantly existing under the laws of Cayman, registration number 294737.

2) As of the signing date of the Agreement, the registered capital of the Company is US $100,000, the paid-up capital is US $0, and the equity status of the Company is as follows:

Shareholder	The amount of capital contribution (US dollar)	Paid-in capital contribution amount (US dollar)	Proportion of investment
Kaixin Auto Group	$100,000	$0	100%
Total	$100,000	$0	100%

3) Subject to the terms and conditions of the Agreement, the Transferor intends to transfer 100% of the equity of the Company (corresponding to the subscribed capital amount of US $100,000, hereinafter referred to as the “Target Equity”) held by it to the Transferee, and the Transferee is willing to accept the Target Equity.

Hereby, through friendly consultation, both Parties agree as follows:

Article 1 Transfer of equity

1.1 The Transferor agrees to transfer the Target Equity of the Company held by it to the Transferee, and the Transferee agrees to accept the target equity of the Company held by the Transferor.

1.2 The Transferor and the Transferee confirm that the equity transfer price of the Target Equity is USD $1.

1.3 The Transferor shall bear the interest expense of the existing principal of the bank loan of Zhejiang Jieying Automobile Sales Co., LTD., which is RMB 40 million. Such interest expense shall be paid to Zhejiang Jieying Automobile Sales Co., Ltd. by the Transferor before repayment of the interest on each loan installment.

1.4 The Transferor shall cooperate to facilitate the completion of the registration procedures for the change of the Company’s shareholder list, the amendment of the Company’s articles of association, and the change of market entities. The completion of the registration of the change of market entities shall be regarded as the closing of the equity transfer transaction. In case of any discrepancy between the documents signed by both Parties during the registration of the change of market entities and the Agreement, the Agreement shall prevail.

1.5 Upon closing of the equity transfer transaction, the Transferee shall assume limited liability to the Company within the limit of the registered capital subscribed to the Company, and shall enjoy the rights and obligations of shareholders in accordance with the articles of association of the Company.

Article 2 Assignment Conditions and Compensation for Breach of Contract

If either Party fails to perform any of its obligations hereunder, or if any warranty hereunder is inaccurate, untrue or misleading, it shall constitute a breach, and the breaching Party shall fully indemnify the non-breaching Party for all losses suffered by the non-breaching Party as a result of such breach, and the non-breaching Party shall have the right to require the breaching Party to continue to perform the Agreement and take remedial measures.

2.1 The Transferor undertakes that the total net assets of Renren Finance, Inc. and its subsidiaries on the equity transfer transaction closing date shall not be less than -20 million RMB. If the net assets are less than -20 million RMB, the Transferor shall compensate the Transferee for the corresponding amount.

Article 3 Confidentiality Clause

3.1 In order to complete the matters related to the Agreement, both Parties shall be obliged to keep confidential the information and relevant trade secrets obtained from the other Party and shall take all reasonable measures to protect the information from irrelevant personnel.

3.2 Both Parties shall inform and require their employees participating in the work hereunder to comply with this Article in an appropriate manner.

3.3 When disclosing or publicizing matters related to the equity transfer transaction, both Parties shall maintain a unified position through negotiation to ensure that the goodwill of both Parties is not infringed. Without the consent of the other Party, neither Party shall send statements or words related to the equity transfer transaction to the public without authorization.

3.4 The Party receiving the information and materials may disclose such information and materials it has learned during the performance of the Agreement under the following circumstances:

1) such information is already known to the public;

2) Information required to be disclosed in any litigation, arbitration, or other legal proceedings;

3) information required to be disclosed by law;

4) Information required to be disclosed by any competent government department;

5) Information that needs to be disclosed to its directors, officers, employees (including external personnel), agents or professional consultants, provided that the disclosing Party has undertaken to comply with the confidentiality obligations set forth in this Article;

6) The information that the disclosing Party agrees to disclose in writing.

3.5 This Confidentiality clause shall not be rescinded upon termination of the Agreement and shall remain binding upon both Parties after the completion of the Agreement.

Article 4 Force Majeure

4.1 In case of earthquake, typhoon, flood, fire, military action, strike, riot, war, or any other unforeseeable force majeure event beyond the reasonable control of either Party (each of which is referred to as “Force Majeure event”) which prevents the performance of the Agreement by such Party, such Party shall immediately inform the other parties without delay, And within fifteen (15) days after the notice is given, provide detailed information and supporting documentation of such event, explaining the reason for the failure or delay in performing all or part of its obligations under the Agreement. The parties shall seek to find and implement a settlement acceptable to both Parties through negotiation.

4.2 In case of a Force Majeure event, the affected Party shall not be liable for any damage, cost increase or loss suffered by any other Party due to failure or delay in performance of its obligations hereunder, and such failure or delay in performance of the Agreement shall not be deemed as a breach of the Agreement. The Party claiming the event of force majeure shall take appropriate measures to reduce or eliminate the impact of the event and try to resume the performance of the obligations delayed or hindered by the event within the shortest time possible.

Article 5 Application of Law and Dispute Settlement

5.1 The formation, validity, interpretation, performance and dispute settlement of the Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China. However, if the published laws of China do not provide for specific matters relating to the Agreement, reference shall be made to the general international business practice to the extent permitted by the laws of China.

5.2 All disputes arising out of or in connection with the Agreement shall be settled through friendly negotiation between both Parties. If no agreement can be reached through negotiation, either Party shall have the right to submit to Beijing Arbitration Commission for arbitration, which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of submission. The arbitral award shall be final and binding upon both Parties to the assignment.

5.3 During the dispute settlement period, the parties shall continue to have their other rights under the Agreement and shall continue to perform their corresponding obligations under the Agreement.

Article 6 Notice and Service

6.1 All notices, claims, claims, demands or other communications under the Agreement (referred to as “Notices” in this section) shall be made in writing and delivered by (i) in person, (ii) registered mail, (iii) express mail, (iv) email or other means agreed upon by the Parties.

6.2 Notice shall be deemed to have been delivered to the notified Party on the following dates:

6.2.1 The notice delivered in person shall be deemed to have been effectively delivered on the date of the notice being delivered in person;

6.2.2 A notice sent by registered mail (postage paid) shall be deemed to have been duly delivered after it has been signed by the addressee;

6.2.3 A notice sent by express mail (postage paid) shall be deemed to have been duly delivered after it has been signed by the addressee;

6.2.4 A notice sent by E-mail shall be deemed delivered when the E-mail is sent to the recipient’s E-mail server;

6.2.5 If the notice is sent in two or more ways, the fastest delivery date shall prevail.

6.3 If any Party (hereinafter referred to as the “Changing Party”) changes the above mailing address, the changing Party shall notify the other Party within five (5) working days after such change occurs. If the changing Party fails to timely notify as agreed, the changing Party shall bear any loss or legal liability caused thereby.

Article 7 Effect and Other

7.1 The Agreement shall come into force and take effect from the date set forth in the first paragraph of the Agreement after it is executed by both Parties.

7.2 Neither Party shall assign its rights, interests and obligations hereunder in whole or in part without the prior written consent of the other Party.

7.3 The invalidity of any provision hereof shall not affect the validity of any other provision hereof.

7.4 The Agreement is executed in four (4) Chinese originals, with each signatory holding one (1) original and the rest submitted to the competent market supervision authority.

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Signature page to the Equity transfer agreement of Renren Finance, Inc. signed by Kaixin Auto Group and Stanley Star Group on the first date of this article

Transferor: Kaixin Auto Group (Seal)
Legal representative or authorized representative (Signature):

Transferee: Stanley Star Group (Seal)
Legal representative or authorized representative (Signature):

Signature page